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                                                                      MetLife(R)

MetLife Investors Insurance Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

December 12, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:  Post-effective Amendment No. 28
     MetLife Investors Insurance Company
     MetLife Investors Variable Annuity Account One
     Registration Statement on Form N-4 (File Nos. 333-54358/811-05200)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors Insurance Company, the depositor, on behalf of itself and MetLife Investors Variable Annuity Account One, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced post-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on December 30, 2011.

     METLIFE INVESTORS INSURANCE COMPANY
     (Depositor)

     METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE
     (Registrant)

     By: /s/ Paul L. LeClair
         --------------------------
         Paul L. LeClair
         Vice President

     METLIFE INVESTORS DISTRIBUTION COMPANY
     (Principal Underwriter)

            By: /s/ Paul M. Kos
                -------------------------
                Paul M. Kos
                Vice President